INVESTMENT AND PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (the “Agreement”), dated as of March 15, 2021, by and among Morgan Stanley Pathway Funds (the “Trust”), an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts, on behalf of its series identified on Schedule A (each, a “Fund” and collectively, the “Funds”) and the trust identified on Schedule B (the “Underlying Trust”), on behalf of its series identified on Schedule B (each, an “Underlying Fund” and collectively, the “Underlying Funds”).

WHEREAS, the Trust and the Underlying Trust are each registered with the United States Securities and Exchange Commission (the “Commission”) as open-end investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) and (B) of the 1940 Act limits the ability of an investment company to invest in shares of another investment company, and therefore limits the ability of a Fund to invest in shares of an Underlying Fund as well as the ability of an Underlying Fund to sell its shares to a Fund;

WHEREAS, the Trust and Consulting Group Advisory Services LLC (the “Adviser”), investment adviser to the Trust, have obtained an order from the Commission dated January 9, 2018 (the “Order”), that permits a Fund to acquire shares of one or more of the Underlying Funds and permits each Underlying Fund, its principal underwriter and brokers and dealers registered under the Securities Exchange Act of 1934, as amended, to sell such shares to a Fund in excess of the limitations set forth in Section 12(d)(1)(A) and (B), respectively, in accordance with the conditions of the Order (the “Conditions”) as set forth in the related application filed on June 1, 2017, as amended on September 22, 2017, and Notice of Application for such Order dated December 15, 2017 (such Order, related applications and Notice of Application being collectively referred to herein as the “Pathway Order”);

WHEREAS, the Trust is entitled to rely on the Pathway Order;

WHEREAS, the Funds may, from time to time, invest in shares of one or more Underlying Funds in excess of the limitations of Section 12(d)(1)(A), and the Underlying Funds may, from time to time, sell their shares to the Funds in excess of the limitations of Section 12(d)(1)(B) in reliance on the Pathway Order;

WHEREAS, the Commission adopted Rule 12d1-4 under the 1940 Act effective as of January 19, 2021, in connection with which the Commission is also rescinding as of January 19, 2022 all exemptive relief granted to fund of funds arrangements that fall within the scope of Rule 12d1-4, which includes the Pathway Order;

WHEREAS, the parties wish for this Agreement to cover any Fund’s investments in one or more Underlying Funds in excess of the limitations set forth in Section 12(d)(1)(A) and (B) for both the remaining period during which the Pathway Order is effective, and thereafter pursuant to Rule 12d1-4.

NOW THEREFORE, in consideration of the potential benefits to the Funds and the Underlying Funds arising out of the Funds’ investment in the Underlying Funds, the parties agree as follows:

I.           REPRESENTATIONS AND OBLIGATIONS OF THE FUNDS

1.1.        The Trust has provided to the Underlying Funds through their investment adviser and designated agent, a copy of the Notice of Application and the Order, which is attached hereto as Exhibit 1, which accurately reflects the current exemptive relief from Sections 12(d)(1)A) and (B) being relied on by the Trust and has not been subsequently amended or modified. The Trust will provide each Underlying Fund a copy of any amendment to the Order promptly after such amendment is granted by the Commission.

1.2.        In connection with any investment in an Underlying Fund by a Fund, such Fund (i) agrees to comply with the applicable Conditions and this Agreement, and to participate in the proposed transactions in a manner that addresses the concerns underlying the Pathway Order, and beginning as of January 19, 20202, to comply with Rule 12d1-4 and to participate in the proposed transactions in a manager that addresses the concerns underlying Rule 12d1-4; (ii) represents that investments in the Underlying Fund will be consistent with the investment policies and restrictions set forth in the Fund’s registration statement; and (iii) to promptly notify the Underlying Fund if such Fund fails to comply with the applicable Conditions, this Agreement, or Rule 12d1-4 (when applicable).

 1.3.      The Trust, on behalf of each Fund, agrees that no member of the Group (as such term is defined in the Pathway Order), individually or in the aggregate, will control an Underlying Fund within the meaning of Section 2(a)(9) of the 1940 Act.

 1.4.      The Trust, on behalf of each Fund, will notify the Underlying Trust in writing, prior to the time of an investment by a Fund in an Underlying Fund in excess of the limits of Section 12(d)(1)(A)(i) of the 1940 Act. Prior to any such investment, such Fund will also provide to the Underlying Trust a list (the “List”) of the names of each Fund of Funds Affiliate and Underwriting Affiliate (as each such term is defined in the Pathway Order). The Trust, on behalf of each Fund, undertakes to notify the Underlying Trust, in writing, of any change to the List as soon as reasonably practicable after a change occurs.

 1.5.      The Trust, on behalf of each Fund, acknowledges that each Underlying Fund retains its right to reject any purchase order for shares of the Underlying Fund.

 1.6      Prior to its initial investment in an Underlying Fund, the Adviser, on behalf of a Fund, will request from the Underlying Trust such information regarding fees and expenses of the Underlying Fund(s) that it or the Trust’s board of trustees deems necessary to determine that the Underlying Fund’s fees and expenses are based on services that are in addition to, and not duplicative of, the services provided to the Fund by the Adviser.

II.         REPRESENTATIONS AND OBLIGATIONS OF THE UNDERLYING FUNDS

2.1.        The Underlying Trust, on behalf of each Underlying Fund: (i) acknowledges that it has received a copy of the Pathway Order; (ii) agrees to adhere to the applicable Conditions, this Agreement, and Rule 12d1-4 (when applicable); and (iii) agrees to promptly notify the Trust if it fails to comply in all material respects with the applicable Conditions, this Agreement or Rule 12d1-4 (when applicable).

2.2.       The Underlying Trust represents that its board of trustees, including a majority of the independent trustees, has reviewed the agreements in existence as of the date of this Agreement pursuant to which consideration may be paid by an Underlying Fund to the Fund or a Fund of Funds Affiliate and has made the determinations set forth in sub-paragraphs (a), (b) and (c) of Section 2.3 below with respect to such consideration.

2.3.        Once the Underlying Trust has been notified by the Trust, on behalf of the Funds, in writing, that an investment by any Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act and, provided that the Trust has provided the Underlying Trust with a current List per Section 1.4 above, the board of trustees of the Underlying Trust, including a majority of the independent trustees, will determine that, to the best of its knowledge and belief based on the List provided by the applicable Fund, any consideration paid by the Underlying Funds to the Fund or a Fund of Funds Affiliate in connection with any services or transactions (regardless of whether such consideration is paid pursuant to an arrangement entered into prior or subsequent to the date of this Agreement):

(a)	is fair and reasonable in relation to the nature and quality of the services and benefits received by the Underlying Funds;

(b)	is within the range of consideration that the Underlying Fund would be required to pay to another unaffiliated entity in connection with the same services or transactions; and

(c)	does not involve overreaching on the part of any person concerned.

The provisions of this Section 2.3 shall not apply with respect to any services or transactions between an Underlying Fund and its investment adviser(s) or any person controlling, controlled by or under common control with such investment adviser(s).

2.4.       The Underlying Trust represents that its board of trustees, including a majority of the independent trustees, has adopted procedures reasonably designed to monitor any purchases of securities by each Underlying Fund in an Affiliated Underwriting (as such term is defined in the Pathway Order) (the “Affiliated Underwriting Procedures”) once the Underlying Trust has been notified in writing, by the Trust, on behalf of the Funds, that an investment by any Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act, including any purchases made directly from an Underwriting Affiliate.

2.5.          The board of trustees of the Underlying Trust agrees to review any purchases of securities by an Underlying Fund in an Affiliated Underwriting, periodically, but no less frequently than annually, to determine whether such purchases were influenced by the investment by a Fund in an Underlying Fund. In connection with such review, the board of trustees agrees to consider, among other things, the items described in Condition 6 of the Pathway Order, to the extent and for so long as the Pathway Order is applicable.

2.6.          The Underlying Trust represents that as of the date of this Agreement it has neither applied for nor obtained an order from the Commission under Section 12(d)(1)(J) of the 1940 Act that permits an Underlying Fund to invest in securities of any investment company or company relying on Sections 3(c)(1) or 3(c)(7) of the 1940 Act in excess of the limitations contained in Section 12(d)(1)(A) of the 1940 Act, except as contemplated by Section 2.7 below.

2.7.         Each Underlying Fund agrees that it does not own as of the date of this Agreement and it will not acquire during the term of this Agreement securities of any investment company or company relying on Sections 3(c)(1) or 3(c)(7) of the 1940 Act in excess of the limitations contained in Section 12(d)(1)(A) of the 1940 Act, except to the extent permitted by the Pathway Order, to the extent and for so long as the Pathway Order is applicable.

2.8.          The Underlying Trust, on behalf of each Underlying Fund, agrees: (i) to maintain and preserve permanently in an easily accessible place a written copy of the Affiliated Underwriting Procedures, and any modifications thereto; and (ii) to maintain and preserve for a period of not less than six years from the end of the fiscal year in which any purchase in an Affiliated Underwriting occurred, the first two years in an easily accessible place, a written record of each purchase of securities in an Affiliated Underwriting once an investment by any Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act, setting forth (a) the party from whom the securities were acquired, (b) the identity of the underwriting syndicate’s members, (c) the terms of the purchase, and (d) the information or materials upon which the determinations of the board of trustees of the Underlying Trust were made.

2.9           To the extent reasonably requested by the Adviser, the Underlying Trust will provide the Trust with fee and expense information associated with a Fund’s investment in an Underlying Fund, to the extent request pursuant to Section 1.6 above or otherwise.

III.        ADDITIONAL REPRESENTATIONS AND OBLIGATIONS OF THE FUNDS AND THE UNDERLYING FUNDS

3.1.       The Trust, on behalf of each Fund, and the Underlying Trust, on behalf of each Underlying Fund, represent that their respective boards of trustees and their respective investment advisers understand the terms and conditions of the Pathway Order and Rule 12d1-4 and each agrees to fulfill their respective responsibilities under the Pathway Order to the extent and for so long as the Pathway Order is applicable, and thereafter to fulfill their respective responsibilities under Rule 12d1-4.

3.2.        The Trust, on behalf of each Fund, and the Underlying Trust, on behalf of each Underlying Fund, agree to maintain and preserve a copy of the Pathway Order, the Agreement, and the List, with any updated information, for the duration of the investment and for a period of not less than six years thereafter, the first two years in an easily accessible place.

IV.        CERTIFICATIONS

4.1.          The Underlying Trust, on behalf of each Underlying Fund, agrees to deliver to the Trust and the Adviser on a quarterly basis upon request a certificate, duly certified by the President or any other officer of the Underlying Trust, substantially in the form attached hereto as Exhibit 2.

4.2.          The Underlying Trust, on behalf of each Underlying Fund, acknowledges that such certificate will be accepted and reasonably relied upon by the Trust, the Adviser and their affiliates as conclusive evidence of the facts set forth therein.

4.3.         The Trust, on behalf of each Fund, agrees to deliver to the Underlying Trust on a quarterly basis upon request a certificate, substantially in the form attached hereto as Exhibit 3, duly certified by the President or any senior officer of the Trust, certifying as to the Trust and the Funds’ compliance with all applicable Conditions. The Trust, on behalf of each Fund, acknowledges that such certificate will be accepted and reasonably relied upon by the Underlying Trust, its investment adviser and their affiliates as conclusive evidence of the facts set forth therein and as a basis for allowing a Fund to maintain an investment in excess of the limits contained in Section 12(d)(1)(a)(i) of the 1940 Act.

V.         INDEMNIFICATION

5.1.       Each Fund agrees to indemnify and hold harmless each Underlying Fund, including any of its directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (the “Claims”) asserted against the Underlying Funds, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation by a Fund of any provision of this Agreement or (ii) a violation by a Fund of the Conditions or Rule 12d1-4 (when applicable), such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

5.2.          Each Underlying Fund agrees to indemnify and hold harmless each Fund, including any of its directors or trustees, officers, employees and agents, against and from any Claims asserted against such Fund, including any of its directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation by an Underlying Fund of any provision of this Agreement or (ii) a violation by an Underlying Fund of the Conditions or Rule 12d1-4 (when applicable), such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

VI.        NOTICES

All notices, including all information that any party is required to provide under the terms of this Agreement and the terms and conditions of the Pathway Order or Rule 12d1-4, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party.

If to the Trust, a Fund or the Adviser:

Morgan Stanley Pathway Funds

2000 Westchester Ave

Purchase, NY 10577

Attention: Robert Garcia

Facsimile:

e-mail: Robert1.Garcia@morganstanley.com

With a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: John J. O’Brien, Esq.

Facsimile: (215) 963-5001

e-mail: john.obrien@morganlewis.com

If to the Underlying Trust:

Driehaus Mutual Funds

25 E. Erie St.

Chicago, IL 60611

Attention: Janet McWilliams, Chief Legal Officer and Assistant Vice President Facsimile:

e-mail: jmcwilliams@driehaus.com

With a copy to:

Driehaus Capital Management LLC

25 East Erie Street

Chicago, IL 60611

Attention: Janet McWilliams, General Counsel

Facsimile:

e-mail: jmcwilliams@driehaus.com

VII.       TERMINATION; GOVERNING LAW; CONFIDENTIALITY

7.1.        This Agreement will continue until terminated in writing by either party upon thirty (30) days’ notice to the other party; provided, however, that the provisions of Sections 2.8, 3.2, 4.2, 5.1 and 5.2 shall survive the termination of this Agreement. For the avoidance of doubt, this Agreement shall remain in effect after the rescission of the Pathway Order, and thereafter shall be interpreted and performed in accordance with the applicable provisions of Rule 12d1-4. This Agreement may not be assigned by either party without the prior written consent of the other.

 7.2.          This Agreement will be governed by the laws of the State of New York without regard to its choice of law principles.

7.3.          The Underlying Funds (i) acknowledge that the List provided to the Underlying Funds pursuant to Section 1.4 of this Agreement is confidential and proprietary information of each Fund and (ii) agree to treat such List in the same manner as the Underlying Funds treat their own confidential information.

VIII.       USE OF NAMES

 8.1.          The Underlying Trust hereby consents to the use of its name and the name of each Underlying Fund in the Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications (collectively, “Materials”) to disclose (i) that shares in an Underlying Fund are or may be held by a Fund and (b) the cost and current fair market value of a Fund’s investment in an Underlying Fund. Neither the Adviser, the Trust, a Fund nor any of their affiliates shall represent to investors or prospective investors that the provision of Materials constitutes a solicitation for investment in an Underlying Fund or any other investment vehicle managed or advised by the Underlying Fund’s investment adviser. The Underlying Trust, each Underlying Fund and their investment adviser shall have no liability to the investors in a Fund for any information contained in such Materials. In any case, neither the Adviser, the Trust, a Fund nor any of their affiliates shall take any action that would cause the sale or holding of shares in a Fund to be considered an offering of interests in an Underlying Fund. Except as otherwise set forth above, no party to this Agreement shall use the name or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the other party or any of their respective affiliates unless it first receives prior written approval of the relevant Fund and such Fund’s investment adviser.

  8.2.           It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

IX.       MISCELLANEOUS

 9.1.           Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

 9.2.           Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

 9.3.           Effect of Rule 12d1-4. The parties agree that this Agreement shall remain in effect after the rescission of the Pathway Order and thereafter shall be interpreted in accordance with Rule 12d1-4. Upon the rescission of the Pathway Order, any references within this Agreement to Conditions or other requirements or provisions of the Pathway Order that are no longer applicable under analogous provisions of Rule 12d1-4 shall no longer apply or be binding on the parties.

 9.4.           Additional Funds and Underlying Funds; Additional Investment Companies. In the event that the Trust or the Underlying Trust wishes to include one or more series in addition to those originally set forth on Schedule A and Schedule B, respectively, the relevant trust shall so notify the other trust in writing, and if the other trust agrees in writing, such series shall hereunder become a Fund or Underlying Fund, as the case may be, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

 9.5.           Limitation of Liability. The parties agree that the obligations of the Funds and the Underlying Funds under this Agreement are several and not joint. In any action involving the Trust or Funds under this Agreement, each Underlying Fund agrees to look solely to the individual Fund(s) that is/are involved in the matter in controversy and not to any other series of the Trust. In any action involving the Underlying Trust or Underlying Funds under this Agreement, each Fund agrees to look solely to the individual Underlying Fund(s) that is/are involved in the matter in controversy and not to any other Underlying Fund(s) or any other series of the Underlying Trust.

  9.6.         Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

 9.7.           Section 17(e). The Trust and Adviser acknowledge that receipt of any compensation by (a) an affiliated person of a Fund, or an affiliated person of such person, for the purchase by such Fund of shares of an Underlying Fund or (b) an affiliated person of an Underlying Fund, or an affiliated person of such person, for the sale by the Underlying Fund of its shares to a Fund may be prohibited by section 17(e)(1) of the 1940 Act.

[The remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MORGAN STANLEY PATHWAY FUNDS, on behalf of each of the Funds listed on Schedule A, Severally and Not Jointly

/s/ Robert Garcia
Name: Robert Garcia
Title: Chief Operating Officer

DRIEHAUS MUTUAL FUNDS, on behalf of its Underlying Funds listed on Schedule B, Severally and Not Jointly

/s/ Janet McWilliams
Name: Janet McWilliams
Title: Chief Legal Officer and Assistant Vice President

Schedule A

Funds

Alternative Strategies Fund

Schedule B

Underlying Trust and Underlying Fund

Underlying Trust: Driehaus Mutual Funds

Underlying Funds:

Fund Name	Ticker	CUSIP	After Hours Contacts for NAV Inquiries
Driehaus Event Driven Fund	DEVDX	262028824	Driehaus_FA@ntrs.com

Exhibit 1

Notice of Application and Order

Separately provided

Exhibit 2

Form of Officer’s Certificate

I,  [                           ], the duly elected and qualified [President/Officer] of [                           ] (“Underlying Trust”) hereby certify in my capacity as such officer pursuant to Section 4.1 of that certain Participation Agreement dated____________, 20___ by and among the Morgan Stanley Pathway Funds, on behalf of each of the series identified on Schedule A (each a “Fund” and collectively the “Funds”) to the Participation Agreement, and the Underlying Trust, on behalf of its series identified on Schedule B (each an “Underlying Fund” and collectively the “Underlying Funds”) to the Participation Agreement (the “Agreement”) that:

1.          During the quarter ended [           ]:

(a)       the board of trustees of the Underlying Trust, including a majority of the independent trustees, determined that any consideration paid by each Underlying Fund to a Fund or a Fund of Funds Affiliate in connection with any services or transactions (i) was fair and reasonable in relation to the nature and quality of the services and benefits received by such Underlying Fund, (ii) was within the range of consideration that the Underlying Fund would have been required to pay to another unaffiliated entity in connection with the same services or transactions, and (iii) did not involve overreaching on the part of any person concerned;1

(b)       either (i) no Underlying Fund purchased a security in any Affiliated Underwriting or (ii) all purchases of securities by each Underlying Fund in an Affiliated Underwriting were consistent with the Affiliated Underwriting Procedures;2

(c)       no Underlying Fund acquired securities of any investment company or company relying on Sections 3(c)(1) or 3(c)(7) of the 1940 Act in excess of the limitations contained in Section 12(d)(1)(A) of the 1940 Act, except to the extent permitted by the Pathway Order or Rule 12d1-4 (when applicable); and

(d)       each Underlying Fund complied with all applicable terms and conditions of the Pathway Order, the Agreement, and Rule 12d1-4 (when applicable).

2.          The board of trustees of the Underlying Trust reviewed any purchases of securities by an Underlying Fund in an Affiliated Underwriting during the most recently completed fiscal year and determined that no such purchase was influenced by the investment by a Fund in an Underlying Fund.3

[1]	This certification must only be made once an investment by a Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act and may exclude any services or transactions between an Underlying Fund and its investment adviser(s) or any person controlling, controlled by or under common control with such investment adviser(s).

[2]	This certification must only be made once an investment by a Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act.

[3]	This certification must only be made once an investment by a Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act and must only be delivered on an annual basis.

Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the_________ day of_______ , 20 _.

Name:
Title:	[President/Officer]

Exhibit 3

Officer’s Certificate

I, ______________ , the duly elected and qualified [senior officer] of the Morgan Stanley Pathway Funds (the “Trust”) hereby certify in my capacity as such officer pursuant to Section 4.2 of that certain Participation Agreement (the “Agreement”) dated____________, 20___ by and among the Trust, on behalf of each of the series identified on Schedule A to the Agreement (each a “Fund” and collectively the “Funds”), and Driehaus Mutual Funds (the “Underlying Trust”), on behalf of its series identified on Schedule B to the Agreement (each an “Underlying Fund” and collectively the “Underlying Funds”) that during the quarter ended ____________each Fund complied with all applicable terms and conditions of the Pathway Order, the Agreement and Rule 12d1-4, as applicable.

Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of____________.

Name:
Title:

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